Exhibit 10(a)

                             SUBLEASE FOR PENTHOUSE

     Agreement made and entered into as of this 1st day of July, 1997, between and among Rhodes Associates, having an office at 58-47 Francis Lewis Blvd. Bayside, New York 11364; Rose Associates, having an office at 611 Broadway, New York, New York 10012 (both such entities being hereinafter collectively referred to as "Rose"); Electric Curtain Incorporated ("Subtenant"), having an office at 611 Broadway, Suite 907D, New York, NY 10012, and Stellar Graphics Corp. ("Stellar") having an office at 295 Lafayette Street, 3rd Floor, New York, NY 10012.

     1. There currently exists a lease for Penthouse Suite 907D dated September 1, 1994 between Rose and Stellar (herein known as the "Lease"). Stellar does hereby sublet the premises presently occupied by it and known as Penthouse Suite 907D (the "Premises") to Subtenant on the following terms and conditions:

          (a) the sublease shall commence on July 1, 1997 and shall terminate on February 28, 1998.

          (b) the rent, two thousand two hundred dollars and no cents ($2,200.00) per month shall be payable at the beginning of each month.

          (c) Subtenant shall make no changes to the Premises except as permitted in writing by Rose and Stellar. The consent of Stellar shall not be unreasonably withheld or delayed provided Subtenant, prior to the making of any such change agrees in writing that prior to the expiration of the term of this Sublease, Subtenant shall restore the Premises to its condition prior to the making of the change.

          (d) Subtenant shall keep and perform all of the terms and conditions of the Lease during the term of its tenancy.

     2. Rose does hereby agree to the sublease of the Premises for use as an office and the placement of computer terminals and equiment used by Subtenant in connection with its business and in accordance with the provisions of this Agreement.

     3. Rose, Subtenant and Stellar all agree that all payments made pursuant to the Sublease shall be paid directly by Subtenant to Stellar. Notwithstanding the fact that Stellar will make payments directly to Rose, the acceptance of such payments shall not confer the

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status of Tenant upon Subtenant and further Stellar shall remain primarily liable for all provisions and covenants of the Lease.

     4. Rose agrees to give Stellar a copy of any notice of default or other notice, which it may deliver immediately to Subtenant pursuant to the Lease or by reason of Subtenant's use and/or occupation of the Premises. In the case of such default Subtenant shall have 21 days to vacate.

     5. Subtenant shall have the Premises covered under its insurance policy with Stellar named as additional insured.

     6. Upon the execution and delivery of this Sublease by the parties hereto, Subtenant shall pay to Stellar the sum of four thousand four hundred dollars and no cents ($4,400.00) as security for the full and faithful performance of all of the provisions of the Lease.

     7. Rose represents and warrants to Subtenant that the sublease between Rose and its landlord is in full force and effect. Stellar represents and warrants to Subtenant that the Lease is in full force and effect and that there is no material default under any provision of the Lease.

     The foregoing has been executed by the parties hereto as of this 1st day of July, 1997.

     Rhodes Associates                             Stellar Graphics Corp.

     by:                                           by:  /s/ Paul Asher
          ______________________                        ______________________



     Rose Associates                               Electric Curtain Incorporated

     by:______________________                    By: /s/ John Joseph Heartfield
                                                      -------------------------